Exhibit 99.1

PINEAPPLE ENERGY ANNOUNCES RESTRUCTURING OF EXISTING SERIES A
CONVERTIBLE PREFERRED STOCK AND RELATED WARRANTS

MINNETONKA, MN – SEPTEMBER 9, 2024 – Pineapple Energy Inc. (Nasdaq: PEGY) (“Pineapple” or the “Company”), a leading provider of sustainable solar energy and back-up power to households and small businesses, announced today that they have entered into Securities Exchange Agreements (the “Exchange Agreements”) with the holders of the Company’s Series A convertible preferred stock (the “Series A Preferred Stock”) and related warrants (the “Warrants”) pursuant to which the holders have agreed to exchange the Series A Preferred Stock and Warrants for shares of the Company’s Series C convertible preferred stock (the “Series C Preferred Stock”).

Immediately prior to the execution of the Exchange Agreements, the Company entered into an Amended and Restated Convertible Secured Note with the lender party to the Company’s Secured Credit Note, dated July 22, 2024 (the “Amended Note”), providing for an additional principal advance of $120,000 which amount is convertible into shares of the Company’s common stock at a conversion price of $0.45 per share. As a result of the issuance of the Amended Note, the adjustment provisions in the Series A Preferred Stock were triggered and caused certain adjustments in the currently effective conversion price of the Series A Preferred Stock and exercise price of the Warrants to $0.45 per share, and a proportional increase in the number of shares of the Company’s common stock issuable under the Warrants (the “Reset”).

As a result of the Reset, the holders of the Series A Preferred Stock and Warrants would be able to convert their Series A Preferred Stock into an aggregate of 28,942,573 shares of the Company’s common stock at $0.45 per share, and exercise their Warrants for an aggregate of 66,741,065 shares of the Company’s common stock at $0.45 per share. In connection with the Exchange Agreements, the holders agreed to cancel and retire the Series A Preferred Stock and the Warrants in exchange for shares of Series C Preferred Stock, convertible at $0.45 per share for up to an aggregate of 62,313,111 shares of the Company’s common stock. The Series C Preferred Stock does not contain any of the price resets set forth in the Series A Preferred Stock.

For a further description of the transaction and the terms of the Series C Preferred Stock, see the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission today.

The closing of the transactions contemplated by the Exchange Agreements and the Amended Note will occur on September 10, 2024, subject to the satisfaction of certain closing conditions.

The securities issued pursuant to the Exchange Agreements and Amended Note have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other applicable jurisdiction’s securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Pineapple Energy

Pineapple is focused on growing leading local and regional solar, storage, and energy services companies nationwide. Our vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage. Our portfolio of brands (SUNation Energy, Hawaii Energy Connection, E-Gear) provide those within the Residential and Commercial sectors an end-to-end product offering spanning solar, battery storage, and grid services.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, and future opportunities, including the prospect of future capital-raising activities. These statements are based on Pineapple’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties, set forth in Pineapple’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release. Pineapple does not undertake any obligation to update or revise these forward-looking statements for any reason, except as required by law.

Contacts:

Scott Maskin
Interim Chief Executive Officer
+1 (631) 823-7131
scott.maskin@pineappleenergy.com

Pineapple Investor Relations
+1 (952) 996-1674
IR@pineappleenergy.com